                    Simmons Company Announces Fourth Quarter
                              and Full Year Results


Increased Earnings Before Interest, Taxes, Depreciation and Amortization on
                                  Lower Sales
--------------------------------------------------------------------------------

ATLANTA, March 12, 2002 - Simmons Company announced today the operating results for the fourth quarter and full year 2001.

For the 52-week year 2001 net sales decreased 5.7% to $679.5 million, as compared to $720.8 million for the 53-week year 2000. Adjusting for the extra week in 2000, net sales for 2001 were down 3.9%. Net sales for the fourth quarter of 2001 were $161.8 million, off 4.6% from the fourth quarter of 2000. The sales declines for the full year 2001 and the fourth quarter of 2001 were largely due to key dealer bankruptcies in the last year and the overall weak economy. Net loss for the fourth quarter of 2001 was $3.6 million, compared to a net loss of $2.4 million in the fourth quarter for the prior year. Net loss for the full year 2001 was $1.1 million, compared to a loss of $10.9 million in 2000.

Despite the overall sales decline in 2001, adjusted EBITDA for the fourth quarter of 2001 improved $5.0 million, or 30.3%, to $21.5 million, compared to $16.5 million in the fourth quarter for the prior year. For the full year 2001, adjusted EBITDA totaled $78.3 million, a 27.1% increase over adjusted EBITDA of $61.6 million in 2000.

Simmons' Chairman and Chief Executive Officer Charlie Eitel said, "Our sales levels in the fourth quarter and full year 2001 were impacted by the weak economy and the failure of several key dealers over the last eighteen months. Additionally, our sales in December 2001 were negatively impacted by supply issues from one of our key suppliers, which has since been resolved. Despite the sales decline, we continue to be pleased with our operating performance."

Mr. Eitel added, "Our ongoing focus on cost control has been instrumental to our improvement in operating margins. Our associates' continued efforts to reduce waste in manufacturing and continued adjustment of manning hours to levels of demand were key factors in our improving gross margin to 49.5% of sales in the fourth quarter, and to 46.1% of sales for the 2001 fiscal year. This is our twelfth consecutive quarter of gross margin improvement versus the comparable quarter of the prior year."

Total debt levels declined by $18.3 million during the fourth quarter to $295.9 million. Executive Vice President and Chief Financial Officer William S. Creekmuir said, "Our free cash flow in the fourth quarter is reflective of our success in expanding operating margins to increase operating cash flows, while at the same time effectively managing our balance sheet." In 2001, the Company reduced total debt by $29.4 million and the Company's leverage ratio at 2001 year end was 3.8 times cash flow. Mr. Creekmuir continued, "A focus of our management team remains the deleveraging of the Company. In 2002, we believe we can continue to generate free cash flow to further reduce debt."

Operating results for the fourth quarter and year ended 2001 were negatively impacted by a non-cash goodwill impairment charge of $7.9 million for the Company's wholly owned subsidiary Gallery Corp., which operates 36 retail stores in Southern California. The Company assessed the carrying value of Gallery's goodwill and determined that the fair value of such goodwill had declined. As a consequence, the Company recognized a non-cash impairment charge to write down the goodwill to estimated market value. Fourth quarter 2001 and full year 2001 operating results were also negatively impacted by non-cash variable stock compensation expense which was recorded due to an appreciation of Simmons Holdings stock, as determined by an independent valuation firm. Because the vesting of company stock options is performance based and as a result of our improved operating performance in 2001, non-cash variable stock compensation expense of $9.3 million and $14.8 million, was recorded in the fourth quarter of 2001 and full year 2001, respectively.

Mr. Eitel continued, "The current economic environment remains a challenge. We are hopeful that forecasted improvement in the U.S. economy, based upon recent economic indicators, proves to be true. We believe we can continue to improve Simmons' profitability in these times by continuing to focus on products designed to deliver consumers `a better night's sleep', managing our costs and expanding our customer base. Our 2002 Beautyrest(R) product line, featuring new Super Pocketed Coil(TM) Technology and other enhancements, began shipping to dealers in December 2001. To date, we are very encouraged with the response by dealers and consumers alike to the new Beautyrest(R) line. We believe our innovative products focused on `better sleep' will enable Simmons to gain market share in 2002."

The Company will webcast its 2001 financial results via a conference call on Wednesday, March 13, 2002. The webcast will begin at 2:00 p.m. Eastern time and will be available at the Company's website www.simmons.com. The webcast will also be available for replay through March 27, 2002 at the same website.

The maker of Beautyrest(R), BackCare(R), Olympic(R) Queen, DreamScapes(TM), and Deep Sleep(R), Atlanta-based Simmons Company is one of the world's largest mattress manufacturers, operating 18 plants throughout the United States and Puerto Rico. Simmons is committed to helping consumers attain a higher quality of sleep and supports its mission through a Better Sleep Through Science(R) philosophy, which includes developing superior mattresses and promoting a sound, smart sleep routine. For more information, consumers and customers can visit the Company's website at www.simmons.com.

FORWARD-LOOKING INFORMATION: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are indicated by the use of words such as "expect", "believe", "intend", "project", "anticipate" or similar expressions, relate to future financial results including expected benefits from our Better Sleep Through Science(R) philosophy, and are thus prospective. Any forward-looking statements contained in this report represent management's current expectations, based on present information and current assumptions. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to, anticipated sales growth, success of new products, increased market share, reduction of manufacturing costs, generation of free cash flow and reduction of debt, changes in consumer confidence or demand, and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Form 10-K for 2000, the Form 10-Q for the third quarter 2001, and the Form 10-K to be filed for 2001. The Company undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

                        Simmons Company and Subsidiaries
                 Condensed Consolidated Statements of Operations
                                 (in thousands)
                           (Preliminary and Unaudited)


                                                            Quarter Ended                      Year Ended
                                                            -------------                      ----------
                                                      December 29,    December 30,      December 29,   December 30,
                                                          2001            2000              2001           2000
                                                       (13 weeks)      (13 weeks)        (52 weeks)     (53 weeks)
                                                      ------------    ------------      ------------   ------------

Net sales                                               $ 161,782       $ 169,518       $ 679,518       $ 720,767
     Cost of products sold                                 81,624          92,904         366,244         405,507
                                                        ---------       ---------       ---------       ---------
Gross margin                                               80,158          76,614         313,274         315,260

Operating expenses:
     Selling, general and administrative expenses          62,384          68,274         248,726         273,516
     Non-cash variable stock compensation expense           9,326             574          14,847             574
     ESOP expense                                             876           1,778           2,816           7,117
     Management compensation-severance related                530            --             2,065           3,777
     Amortization of intangibles                            9,987           2,126          16,309           8,367
                                                        ---------       ---------       ---------       ---------
                                                           83,103          72,752         284,763         293,351
                                                        ---------       ---------       ---------       ---------
Operating income (loss)                                    (2,945)          3,862          28,511          21,909

     Interest expense, net                                  7,973           8,363          32,371          34,957
     Other expense, net                                       239             438           3,038           1,778
                                                        ---------       ---------       ---------       ---------
Loss before income taxes and
     extraordinary item                                   (11,157)         (4,939)         (6,898)        (14,826)
Income tax benefit                                         (8,063)         (2,546)         (6,273)         (3,883)
                                                        ---------       ---------       ---------       ---------
     Income loss before extraordinary item                 (3,094)         (2,393)           (625)        (10,943)
Extraordinary loss from early extinguishment
     of debt, net                                             507            --               507            --
                                                        ---------       ---------       ---------       ---------
Net loss                                                $  (3,601)      $  (2,393)      $  (1,132)      $ (10,943)
                                                        =========       =========       =========       =========

Adjusted EBITDA                                         $  21,545       $  16,535       $  78,337       $  61,649
                                                        =========       =========       =========       =========


Adjusted EBITDA:
   Loss before income taxes and extraordinary item      $ (11,157)      $  (4,939)      $  (6,898)      $ (14,826)
   Interest expense, net                                    7,973           8,363          32,371          34,957
   Amortization of intangibles                              9,987           2,126          16,309           8,367
   Depreciation and other amortization expense              4,214           3,563          15,457          13,306
   ESOP expense                                               876           1,778           2,816           7,117
   Other expense, net                                         239             438           3,038           1,778
                                                        ---------       ---------       ---------       ---------

        EBITDA                                             12,132          63,093          50,699
                                                                                                           11,329
    Non-cash variable stock compensation                    9,326             574          14,847             574
    Interest income                                            87             100             397             349
    Management severance                                     --              --              --             3,777
    Serta litigation settlement and legal fees               --             4,532           6,250
                                                        ---------       ---------       ---------       ---------

         Adjusted EBITDA*                               $  21,545       $  16,535       $  78,337       $  61,649
                                                        =========       =========       =========       =========

* As defined by our Senior Credit Agreement

                        Simmons Company and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                           (Preliminary and Unaudited)


                                                 December 29,    December 30,
                                                     2001           2000
                                                  ---------       ---------

ASSETS
Current assets:

     Cash and cash equivalents                    $   1,209       $   3,061
     Accounts receivable, net                        70,896          88,116
     Inventories                                     24,400          23,838
     Deferred income taxes                            5,296          12,245
     Other current assets                            15,415          14,890
                                                  ---------       ---------
          Total current assets                      117,216         142,150
                                                  ---------       ---------

Property, plant and equipment, net                   45,276          52,057
Intangible assets, net                              176,443         189,477
Deferred income taxes                                34,706          19,565
Other assets                                         12,025          13,612
                                                  ---------       ---------
                                                  $ 385,666       $ 416,861
                                                  =========       =========

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:

     Current maturities of long-term debt         $  12,147       $   1,343
     Accounts payable                                29,306          35,832
     Accrued liabilities                             46,765          47,800
                                                  ---------       ---------
          Total current liabilities                  88,218          84,975
                                                  ---------       ---------

Long-term debt                                      283,767         323,931
Other non-current liabilities                        27,920          20,533
                                                  ---------       ---------
Total liabilities                                   399,905         429,439
                                                  ---------       ---------

Commitments and contingencies

Redemption obligation--ESOP, net                     44,079          23,824

Common stockholder's deficit:
     Common stock                                       320             320
     Accumulated deficit                            (58,513)        (36,658)
     Accumulated other comprehensive loss              (125)            (64)
                                                  ---------       ---------
          Total common stockholder's deficit        (58,318)        (36,402)
                                                  ---------       ---------
                                                  $ 385,666       $ 416,861
                                                  =========       =========